EXHIBIT 11.1

                     Transport Corporation of America, Inc.
                    Computation of Earnings per Common Share
               (In thousands, except share and per share amounts)

                                                        Three months ended
                                                            March 31,
                                                    -------------------------
                                                       1999            1998
                                                    ----------     ----------

Net earnings                                        $    2,079     $    1,300
                                                    ==========     ==========

Average number of common
     shares outstanding                              6,696,938      6,669,700

Average number of common shares outstanding,
     non-detachable put                              1,200,000              0
                                                    ----------     ----------

Average number of common shares outstanding,
     including non-detachable put                    7,896,938      6,669,700

Dilutive effect of outstanding stock
     options and warrants                               43,493         97,971

Dilutive effect of non-detachable put option           433,594              0
                                                    ----------     ----------

Average number of common and dilutive potential
     common shares outstanding                       8,374,025      6,767,671
                                                    ==========     ==========

Basic earnings per share                            $     0.26     $     0.19
                                                    ==========     ==========

Diluted earnings per share                          $     0.25     $     0.19
                                                    ==========     ==========


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